CERTIFICATE OF VICE PRESIDENT
T. ROWE PRICE SPECTRUM FUND, INC.
Pursuant to Rule 306 of Regulation S-T

I, the undersigned, David Oestreicher, Vice President of T. Rowe Price Spectrum Fund, Inc., (the "Funds"), do hereby certify that the prospectus for the Funds has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Funds this April 28, 2009.

T. Rowe Price T. Rowe Price Spectrum Fund, Inc.

/s/David Oestreicher

(Seal)___________________________________
David Oestreicher, Vice President